                                 BRASS EAGLE INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

                               [BRASS EAGLE LOGO]

To the Stockholders of Brass Eagle Inc.:

     Notice is hereby  given that the  Annual Meeting of  Stockholders of  Brass

Eagle Inc. will be held at Las Colinas Hilton Garden Inn, 7516 Las Colinas Boulevard, Irving, Texas 75063, on May 20, 1998, at 1:30 p.m. for the following purposes:

     1.   To elect five directors of the Company.

     2.   To appoint outside auditors for the Company.


     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 3, 1998 will be entitled to notice of, and to vote at, the meeting.

     You are cordially invited to the meeting.  WE ASK THAT YOU SIGN AND  RETURN

THE ENCLOSED PROXY  CARD AS PROMPTLY  AS POSSIBLE.   A POSTAGE-PAID ENVELOPE  IS
ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY.

                                   By Order of the Board of Directors

                                   /s/ John D. Flynn
                                   -----------------------------------

                                   John D. Flynn
                                   SECRETARY
Rogers, Arkansas
April 17, 1998






                            YOUR VOTE IS IMPORTANT!

                 PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                                 BRASS EAGLE INC.



                                 PROXY STATEMENT
                                        for
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998


     The enclosed Proxy is solicited by and on behalf of the management of

Brass Eagle Inc. (the _Company_), a Delaware corporation, for use at the annual meeting of stockholders to be held on May 20, 1998, at 1:30 p.m. at the Las Colinas Hilton Garden Inn, 7516 Las Colinas Boulevard, Irving, Texas 75063, or at any adjournment or adjournments thereof. The Company's address is 1203A North Sixth Street, Rogers, Arkansas 72756 and its telephone number is 501-621-4390. This proxy material is first being mailed to stockholders on April 17, 1998. Only stockholders of record at the close of business on April 3, 1998, are entitled to notice of, and to vote at, the meeting.

     Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of the Company. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein.

     If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 20, 1998, or any adjournment or adjournments thereof.


     The cost of soliciting Proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies by telephone, telegraph and personally. These persons will receive no compensation other than their regular salaries.


                         OUTSTANDING STOCK; VOTING RIGHTS;
                           VOTE REQUIRED FOR APPROVAL

     The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 3, 1998, will be entitled to notice of, and to vote at, the meeting. At that date, there were 7,240,107 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of stock owned of record at the close of business on April 3, 1998.

     In order to be elected as a Director of the Company, each nominee must receive a plurality of the votes cast at the meeting for that position.

Abstentions and shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as votes cast.

                                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of the Company's Common Stock at the close of business on March 15, 1998.

                            Number of Shares of
Name and Address               Common Stock                  Percent of
of Beneficial Owner          Beneficially Owned         Out-standing Shares

-------------------         --------------------        --------------------
Charter Oak Partners                                             50.1%
10 Wright Street                 3,674,474
Westport, Connecticut
06877



Marvin W. Griffin                                                 8.1%
2111 South Eighth                  604,506 (1)
Street
Rogers, Arkansas 72758
                                                                 50.1%
Anthony J. Dowd                  3,674,474 (2)
10 Wright Street

Westport, Connecticut
06877

(1)  Includes 236,824 shares subject to currently exercisable options.
(2) Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.

                    EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 1998, by (i) each nominee for election as a director, (ii) each of the named individuals in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group.


                            Number of Shares of               Percent
     Name of                    Common Stock                Outstanding
Beneficial Owner             Beneficially Owned                Shares
-----------------           --------------------          ---------------
Marvin W. Griffin                 604,506 (1)                      8.1%
E. Lynn Scott                     256,772 (2)                      3.5%

Anthony J. Dowd                 3,674,474 (3)                     50.1%
H. Gregory Wold                    42,671                          0.6%
Stephen J. Schaubert               14,224                          0.2%
Steven R. DeMent                   18,276 (4)                      0.3%
Charles L. Prudhomme               16,246                          0.2%
All directors and               4,627,169(3)(5)                   60.7%
executive officers as a
group


(1)  Includes 236,824 shares subject to currently exercisable options.
(2)  Includes 135,160 shares subject to currently exercisable options.
(3) Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(4)  Includes 11,165 shares subject to currently exercisable options.
(5)  Includes 383,149 shares subject to currently exercisable options.

                             ELECTION OF DIRECTORS



     Five Directors are to be elected by the stockholders at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted _FOR_ the election as Directors of the five persons hereinafter identified unless authority is withheld. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Management has no reason to believe that any substitute nominee will be required.

NOMINEES


     MARVIN W. GRIFFIN, 59, has been Chairman of the Board of the Company since its inception in September 1997. He has been the President and Chief Executive Officer of Daisy Manufacturing, Inc. (_Daisy_) since 1988. From 1983 to 1987, Mr. Griffin was the Chief Executive Officer of the Coca-Cola Bottling Company Consolidated, a soft-drink bottling company, and was the Senior Vice President of Sales and Marketing at Coca-Cola U.S.A., a soft-drink maker, from 1980 to 1983.


     E. LYNN SCOTT, 44, has been President and Chief Executive Officer of the Company since its inception in September 1997. Mr. Scott was responsible for developing Daisy's paintball operations through its Brass Eagle division and he has served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing, of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as Vice President, Sales and Marketing at Skeeter Products and Crossman, both divisions of The Coleman

Company that specialize in sporting goods.  He is also a Director of Daisy.

     ANTHONY J. DOWD, 38, has been a Director of the Company since its inception in September 1997. He also serves as Director of Private Investments for Charter Oak Partners, a private investment firm, and has served in that capacity since May 1992. Mr. Dowd has served as a director of Daisy since June 1993, and serves as a director of several privately-held companies. Prior to joining the Company, he served as a Senior Associate at James D. Wolfensohn,

Inc. (now BT Wolfensohn), an investment banking firm, from 1988 to 1991.

     H. GREGORY WOLD, 63, has been a Director of the Company since its inception in September 1997. Mr. Wold joined the Ford Motor Company, an auto manufacturer, in 1964 and served as its Director of Business Development from 1996 to 1997 and its Associate Director-Corporate Strategy from 1986 to 1996. Mr. Wold retired from the Ford Motor Company in 1997. He is also a director of

Daisy.

     STEPHEN J. SCHAUBERT, 51, has been a Director of the Company since its inception in September 1997. He is also a Director at Bain & Company Inc., an international consulting firm headquartered in Boston. Prior to joining Bain in 1979, Mr. Schaubert worked in the healthcare and aerospace industries in a series of general management positions, both domestic and international.

DIRECTORS' MEETINGS AND COMMITTEES


     The Board of Directors met five times during the last 6-1/2 months, on September 4, September 15, November 17, and December 15, 1997, and February 24, 1998, and acted four times by unanimous written consent.

     The Board currently has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Audit Committee, which did not meet in 1997 and met one time in 1998, is composed of Anthony J. Dowd and H. Gregory Wold and reviews the professional services provided by the Company's independent auditors and the independence of such auditors from management of the Company. Additionally, the Audit Committee reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention.


     The Compensation Committee, which did not meet in 1997 and met one time during 1998,is composed of Anthony J. Dowd, E. Lynn Scott, and Marvin Griffin and serves to establish the compensation of officers of the Company and to establish and administer the Company's compensation programs.

     None of the nominees for director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which he served.

                     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                 THE ELECTION AS DIRECTORS OF THE FIVE PERSONS

                         IDENTIFIED ABOVE AS NOMINEES.


                    COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

CASH AND OTHER COMPENSATION

     The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by the Company and its subsidiaries to the Chief Executive Officer and each of the other most highly compensated executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers") in all capacities in which they served.

                                              Summary Compensation Table (1)

                                                                   Long Term Compensation
                                                            ---------------------------------------------
                               Annual Compensation           Awards                  Payouts
                           ------------------------------------------------------------------------------
(a)                        (b)    (c)       (d)     (e)           (f)           (g)            (h)          (i)
                                                                                Securities
                                                  Other Annual   Restricted     Underlying      LTIP      All Other

Name and Principal                                Compensation     Stock        Options/       Payouts   Compensation
Position                 Year Salary($) Bonus($)       ($)       Award(s)($)    SAR(#)         ($)         ($)(2)
--------------------------------------------------------------------------------------------------------------------------------
E. Lynn Scott
 President and           1997 140,000   46,620         --           --          94,581         --         2,551
 Chief Executive         1996 130,200     --           --           --          22.331         --         2,463

 Officer                 1995 130,200     --           --           --          16,748         --         1,530

Steven R. DeMent(3)      1997 120,000   24,000         --           --          26,685         --           171
 Vice President _        1996 106,845      --          --           --            --           --        11,268
 Operations              1995    --        --          --           --            --           --           --

Charles L.Prudhomme(4)
 Vice President _        1997 101,760   20,350         --           --          15,520         --         1,770

 Marketing and           1996  72,245      --          --           --            --           --           365
 Business Development    1995    --        --          --           --            --           --           --

J. R. Brian Hanna(5)     1997   9,644    3,833         --           --          15,520         --           21
 Chief Financial Officer 1996    --        --         --           --             --           --           --
                         1995    --        --          --           --            --           --           --
/TABLE

(1) Prior to November 25, 1997, the Company operated as a division of Daisy Manufacturing Company, Inc. The Named Executive Officers identified devoted substantially all of their time to the operations of Daisy's Paintball Division. Accordingly, the summary compensation table includes all the compensation paid by the Company and Daisy for the years presented.
(2) Includes Company contributions to the 401(k) Retirement Savings Plan, Company payments of life insurance premiums, and reimbursed relocation expenses. For 1997 such amounts were as follows: E. Lynn Scott: $2,256 401(k) contributions, $295 insurance premiums; Steven R. DeMent, $171 insurance premiums; Charles Prudhomme: $1,443 401(k) contributions, $327 insurance premiums; J.R. Brian Hanna, $21 insurance premiums.
(3) Mr. DeMent became employed by the Company as of February 12, 1996. Consequently, Mr. DeMent's salary for 1996 as set forth above represented only eleven months of his annual salary. Had Mr. DeMent been employed for the entire twelve months of 1996, his salary for such year would have been approximately $120,000. Additionally, _All Other Compensation_ consists of (i) Company payments of life insurance premiums of $1,115 and (ii) $10,153 of reimbursed relocation expenses.
(4) Mr. Prudhomme became employed by the Company on April 2, 1996. Consequently, Mr. Prudhomme's salary for 1996 as set forth above represented only nine months of his annual salary. Had Mr. Prudhomme been employed for the entire twelve months of 1996, his salary for such year would have been approximately $101,760.
(5)  Mr. Hanna became employed by the Company as of December 1, 1997.

     Consequently, Mr. Hanna's salary for 1997 as set forth above represents only one month of his annual salary. Had Mr. Hanna been employed for the entire twelve months of 1997, his salary for such year would have been approximately $115,000.

STOCK OPTION GRANTS


     The following table sets forth information concerning stock options granted to the Named Executive Officers during 1997:

                                 Option/SAR Grants in Last Fiscal Year

                                                                                                    Potential Realizable
                                                                                                    Value at Assumed
                                                                                                    Annual Rates of
                                                                                                       Stock Price
                                                                                                    Appreciation for
                                Individual Grants                                                        Option Term(5)
-------------------------------------------------------------------------------------------------------------------------------

     (a)            (b)            (c)            (d)       (e)            (f)            (g)       (h)       (i)

                    Number of
                    Securities     % of Total               Estimated
                    Underlying     Options/SARs   Exercise  Market
                    Options/       Granted to     or Base   Value on
                    SARs           Employees in   Price     Date of        Expiration

Name                Granted (#)    Fiscal Year    ($/Sh)    Grant(3)       Date(4)        %($)      5%($)     10%($)
-------------------------------------------------------------------------------------------------------------------------------
E. Lynn Scott       72,250(1)      24.9%          $11.00    $11.00         11/26/07       $  --     $499,814  $1,266,627
                    22,331(2)       7.7%             .56      9.00         06/01/03        188,474   256,826     343,541

Steven R. DeMent    15,520(1)      5.3%           $11.00    $11.00         11/26/07       $  --     $107,365  $  272,084
                    11,165(2)      3.8%              .56      9.00         06/01/03         94,241   128,419     171,779


Charles Prudhomme   15,520(1)      5.3%           $11.00    $11.00         11/26/07       $  --     $107,365  $  272,084

J. R. Brian Hanna   15,520(1)      5.3%           $11.75    $11.75         12/01/07       $  --     $114,685  $  290,635
/TABLE

(1) The options listed vest ratably over a four year period based on the grant date.

(2) The options listed were granted under a Daisy Manufacturing stock option plan which was established on June 30, 1993. Those options converted to options to purchase the Company's stock concurrently with the Company's Reorganization in November 1997. Those options are fully vested.
(3) The market value of the stock on the date of grant was determined by the Company based on the anticipated offering price to the public of $11.00 per share, less the estimated expenses of the offering and a discount to reflect the lack of marketability of the Company's stock and risk prior to the initial public offering.
(4) In the event of a change of control as defined in the 1997 Stock Option Plan, the Compensation Committee may, in its sole and complete discretion, accelerate the exercisability of any unexercisable options.
(5) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

STOCK OPTION EXERCISES AND HOLDINGS


     The following table sets forth information concerning stock options Exercised during the last fiscal year and stock options held as of the end of the last fiscal year by the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

(a)                 (b)            (c)                           (d)                                (e)
                                                      Number of Securities
                                                         Underlying                   Value of Unexercised
                                                     Unexercised Options/            In-the-Money Options/
                      Shares                           SARs at FY-End(#)                  SARs at FY-End($)
                      Acquired
Name                On Exercise(#) Value Realized($)   Exercisable    Unexercisable  Exercisable    Unexercisable(1)

---------------------------------------------------------------------------------------------------------------------------
E. Lynn Scott       0              $0                  135,160        72,250         $1,596,915     $599,344

Steve R. DeMent     0              $0                  11,165         15,520         $  131,926     $ 21,340

Charles Prudhomme   0              $0                  --             15,520               --       $ 21,340


J. R. Brian Hanna   0              $0                  --             15,520               --       $  9,700
/TABLE

(1) Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceeds the exercise price for such shares.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not also an employee of the Company receives, as an annual fee, Common Stock having a fair market value of $8,000 at the time of its issuance in quarterly installments. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

EMPLOYMENT AGREEMENT

     The Company has entered into an Employment Agreement with E. Lynn Scott. The Agreement provides for an initial three-year term expiring September 15,

2000, which automatically extends each year, subject to the right of either party not to extend the Agreement upon ninety (90) days notice. In addition, Mr. Scott may elect to terminate his employment in the event of a change-in-control of the Company or the sale of all or substantially all of its assets. Pursuant to the terms of the Agreement Mr. Scott was paid an annual base salary of $140,000 in 1997, which base salary will be increased to $160,000 in 1998. The Agreement provides for certain bonus compensation in subsequent years to be determined based upon performance targets set by the Company's Board of

Directors after consultation with Mr. Scott. Under the Employment Agreement, Mr. Scott is subject to certain non-disclosure, non-competition, and non-solicitation covenants applicable during the term of his employment and until one year after termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee are Anthony J. Dowd, E. Lynn Scott and Marvin Griffin. Mr. Scott serves as President and Chief Executive Officer of the Company. Mr. Scott also serves on the Board of Directors of Daisy. Mr. Griffin is the Chairman of the Board, President and Chief Executive Officer of Daisy and also serves on the Company's Compensation Committee.

REPORT OF COMPENSATION COMMITTEE


     The following report addressing the Company's compensation policies for executive officers for 1997 is submitted by the Compensation Committee of the Board of Directors.

     As required by the proxy rules promulgated by the Securities and Exchange Commission (the _SEC_), this Report of the Compensation Committee (the _Committee_) of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of the Company, including the bases for determination of the compensation of executive officers for fiscal year 1997. The Report also discusses the setting of 1997 compensation of Mr.
E. Lynn Scott.  The term _Executive Officers_ is used below to refer to the executive officers of the Company other than Mr. Scott.

     COMPOSITION OF COMPENSATION COMMITTEE. The members of the Compensation Committee are Anthony Dowd, Marvin W. Griffin, Jr. and E. Lynn Scott. Since Mr. Scott's compensation has been determined by contract, his inclusion on the Committee is deemed a great advantage due to his intimate knowledge of the performance of the Executive Officers. The philosophy of the Committee emphasizes inclusiveness. Thus the Bonus Plan covers all employees of the

Company, and all employees are eligible to purchase stock under an Employee Stock Purchase Plan.

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The Committee believes that compensation of the Company `s executive officers should be set at a competitive level and be based upon the Company's overall financial performance, achievement of strategic goals, and individual performance, with a view toward building value for the Company's shareholders. Within this overall philosophy, the following principles guide the Company's compensation policies for executive officers:

* Provide competitive levels of compensation that enable the Company to attract and retain experienced, talented Executive Officers;

*    Compensate Executive Officers based on the Company's progress toward achievement of its short and long-term strategic and financial goals;

* Compensate Executive Officers based on the performance of the individual Executive Officer, and his contribution to the Company's performance; and

* Maintain and strengthen the incentive for Executive Officers to increase the price of the Company's Common Stock.


     The Committee believes that adherence to these objectives is essential in order to attract and retain highly qualified officers whose contributions are necessary for the continued growth and success of the Company. Information concerning the specific implementation of these policies in the 1997 compensation arrangements of the Executive Officers and Mr. Scott is provided below. The Committee believes that the $1.0 million compensation deduction cap recently promulgated under the Internal Revenue Code currently has no effect on the Company's compensation policies.

     ANNUAL SALARIES. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments made based on the Committee's subjective evaluation of the individual's performance and the Company's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Scott and the importance of retaining key Executive Officers. Subject to Board approval, the Committee makes decisions concerning the Executive Officers.

          At the beginning of 1997, three of the Executive Officers were employees of Daisy Manufacturing Company, Inc., with duties varying from their present positions. Two of the Executive Officers were hired from outside the Company during the course of the year. For this reason, there are no comparable year-to-year comparisons of annual salaries.

     INCENTIVE BONUS. The 1997 Brass Eagle Bonus Plan was established in early 1997, when Brass Eagle was still a division of Daisy Manufacturing Company, Inc. Cash payments were made in February 1998, with payouts based upon operating income results. The Bonus Plan covers all employees of the Company, although at varying percentages of base pay dependent on level. The total payout under the Plan was $215,000.

     In contrast, the 1998 Brass Eagle Bonus Plan, which is still being finalized, will be based upon net income. The Compensation Committee has directed that a study be undertaken, to assure comparability with the bonus plans of similarly sized companies.


     STOCK OPTIONS. The Company's 1997 Stock Option Plan permits the award of options to purchase Common Stock of the Company to Executive Officers, managers and key employees. The award of stock options is intended to align the interests of Executive Officers with the shareholders by providing the Executive Officers with an incentive to bring about increases in the price of the Common Stock. The Company's policy is to award options to purchase Common Stock at a price that equals or exceeds market price on the date of grant.

Accordingly, the Executive Officers derive a financial benefit from an option only if the price of Common Stock increases. Options granted have not had performance contingencies, but realization of the value provided through the options has generally required the Executive Officer to remain with the Company until the options vest. The options awarded vest at the rate of 25% per year.

     In fiscal 1997, the Company determined to award options to purchase

106,620 shares of Common Stock to Executive Officers and key employees of the Company. The number of options awarded to Executive Officers was based upon the Committee's desire to maintain and strengthen the incentive for Executive Officers to increase the price of the Common Stock.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Lynn Scott's compensation is set pursuant to an Employment and Noncompetition Agreement dated September 15, 1997, which runs for a three year period, with options to renew. Mr. Scott's compensation and bonus schedule is set by this Agreement. Mr. Scott is eligible for stock options pursuant to this Agreement, and has been awarded stock options including options to purchase 72,250 shares of Common Stock pursuant to the 1997 Stock Option Plan.

     OTHER COMPENSATION PLANS. The Company has a number of broad-based employee benefit plans in which Executive Officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

     The Omnibus Budget Reconciliation Act of 1993 (_OBRA_) generally prevents public corporations from deducting as a business expense that portion of compensation exceeding $1 million paid to a named executive officer in the
Summary Compensation Table.   This deduction limit does not apply to

"performance-based compensation." The Compensation Committee intends to monitor its compensation plan to comply with OBRA when necessary.

     Submitted by the Compensation Committee of the Board of Directors:


                    Anthony Dowd

                    Marvin Griffin
                    Lynn Scott

COMPANY PERFORMANCE


     The graph below compares from the date the Company became traded on the NASDAQ National Market (November 26, 1997) until December 31, 1997 the cumulative total returns on the Company's Common Stock on the NASDAQ Financial Stock Index. The cumulative total return on the Company's Common Stock assumes $100 invested in such stock on November 26, 1997 and assumes reinvestment of dividends.


TOTAL RETURN ANALYSIS
                                   11/25/1997          12/31/1997
------------------------------------------------------------------------
Brass Eagle                        $      100.00       $      112.50


Peer Group                         $      100.00       $       96.67

NASDAQ Composite(US)               $      100.00       $       98.89

Source: Carl Thompson Associate www.ctaonline.com (303)494-5472. Data from Bloomberg Financial Markets.


     WEIGHTED AVG SHARES OUTSTANDING    S/O       S/O       S/O

          TICKER    COMPANY NAME                  YEAR0     YEAR1
     ------------------------------------------------------------------------

Client    XTRM      Brass Eagle                    7.225     7.225
     ------------------------------------------------------------------------
Peers     BIKE      Cannondale Corp.               9.1       9.1
          BSPT      Bell Sports Corp.             13.8      13.8
          CLN       Coleman Co. Inc.              53.4      53.4
          ELY       Callaway Golf Co.             69.4      69.4
          FTSP      First Team Sports              5.8       5.8
          GTBX      GT Bicycles Inc.              10.0      10.0

          HUF       Huffy Corp.                   13.4      13.4
          KTO       K2 Inc.                       16.7      16.7
          MRKR      Marker International          11.1      11.1
          PIN       AMF Bowling Inc.              53.7      53.7
/TABLE

                                    CERTAIN TRANSACTIONS


     1. Mr. Scott is the President, Chief Executive Officer and a director of the Company and a director and shareholder of Daisy Manufacturing Company (_Daisy_). Mr. Griffin is the Chairman of the Board of Directors of the Company, the Chairman of the Board, President and Chief Executive Officer of Daisy, and a greater than five percent stockholder of Daisy. Charter Oak Partners (_Charter Oak_) is a greater than five percent stockholder of the Company and a greater than five percent stockholder of Daisy. As a consequence, each of these persons may be deemed to have a material direct or indirect interest in Daisy. The Company, prior to November 24, 1997, operated as a division of a predecessor to Daisy. On November 24, 1997, a reorganization (the _Reorganization_) was effected pursuant to an assignment, assumption and indemnification agreement (the _Assignment, Assumption and Indemnification Agreement_) which provided for (i) the Company transferring all of its non-paintball related assets, operations, and liabilities to Daisy, retaining only its paintball related assets, operations, and liabilities, and

(ii) Daisy agreeing to indemnify and hold harmless the Company and its officers, directors, employees, and stockholders from and against all liabilities and obligations related to the Company's non-paintball related operations, including, without limitation, (A) any products liability claim relating to any products sold by the Company prior to Reorganization (other than products sold under the Brass Eagle name) and any products sold by Daisy after the Reorganization, and (B) any claim by an employee or former employee of the Company or of Daisy to the extent that such claim relates to post-

retirement medical or pension benefits that are attributable to the employment of any such individual in the Company's non-paintball related operations.

     2. Each of the directors (Anthony Dowd as agent for Charter Oak) and each of the Named Executive Officers except for J.R. Brian Hanna are guarantors under a Continuing Guaranty (the _Guaranty_) pursuant to which they have guaranteed the obligations of Daisy under the Assignment, Assumption and

Indemnification Agreement. The obligations of the guarantors are several and separate according to their pro rata ownership of the outstanding shares of Daisy common stock at the time of the Reorganization. The aggregate amount of Daisy's obligations guaranteed is Five Million Dollars for the two years following the Reorganization and Three Million Dollars for the following two years. The term of the Guaranty expires on the earlier of (i) four years following the date of the Reorganization or (ii) the date that one of the nation's six largest accounting firms renders a determination that Daisy alone may satisfy its obligations under the Assignment, Assumption and Indemnification Agreement. Obligations of guarantors for claims made prior to the fourth anniversary of the effective date of the Guaranty shall survive its termination.

     3. Concurrently with the Reorganization, the Company entered into an administrative services agreement with Daisy (the _Administrative Agreement_),

pursuant to which Daisy agreed to provide the Company with certain legal, administrative, warehousing, shipping and computer information services through

December 31, 1998, for $24,071.58 monthly. Unless terminated by prior written notice, the Administrative Agreement is automatically renewed annually for three years. The Administrative Agreement is terminable, in whole or in part, without penalty by agreement of the parties if such services are no longer required. The Company anticipates terminating the Administrative Agreement with respect to all services except legal and computer information services prior to December 31, 1998. The Company believes that the terms of the Administrative Agreement are no less favorable than those that could have been obtained from disinterested third parties.


     4. Messrs. Griffin and Scott were holders of shares of preferred stock of the Company which were canceled in connection with the Reorganization. The Company entered into agreements with Messrs. Griffin and Scott concurrently with the Reorganization, pursuant to which the Company will indemnify each of them against any income tax imposed on them as a result of such cancellation of their preferred stock. It is not possible to predict whether any such tax will be imposed, and consequently, whether such indemnification will be required.

If such indemnification is required, it is also not possible to estimate the precise amount thereof, although the Company does not believe that its obligation would exceed approximately $240,000 with respect to Mr. Griffin and approximately $90,000 with respect to Mr. Scott. If any such indemnification payment is required, the Company believes that it would be entitled to claim a corresponding compensation deduction for income tax purposes, and therefore, any additional indemnification costs would be offset by these income tax deductions. Consequently, the Company believes that any additional indemnification payments that it may be required to make would not have a material adverse effect on the Company or its prospects.

                  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10%

of the Company's Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of stock of the Company.

     To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the year ended December

31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

                                    INDEPENDENT PUBLIC ACCOUNTANTS

    A representative of Crowe, Chizek and Company LLP, the Company's independent public accountants for the year ended December 31, 1997, and the current year, will be present at the meeting, will have the opportunity to make a statement, and also will be available to respond to appropriate questions.

                         STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING


    Proposals of stockholders intended to be presented at the Company's annual meeting of stockholders in 1999 must be received by the Company at its principal executive offices not later than December 18, 1998, in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                            OTHER MATTERS


    Management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

                                ADDITIONAL INFORMATION AVAILABLE


     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. FLYNN, SECRETARY, 1203A NORTH SIXTH STREET, ROGERS, ARKANSAS 72756.



                              By Order of the Board of Directors


                              /s/ John D. Flynn
                              ----------------------------------
                              JOHN D. FLYNN
                              Secretary


Rogers, Arkansas
April 17, 1998